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                                   Exhibit 2


                             COOPERATION AGREEMENT

     This Cooperation Agreement, dated and effective as of October 20, 1997, is by and between The Coleridge Group, a sole proprietorship ("Coleridge") and Pacholder Associates, Inc. ("PAI").

                                    RECITALS

     WHEREAS, New Kaiser Voluntary Employees' Beneficiary Association ("VEBA") and the Pension Benefit Guaranty Corporation ("PBGC") are each a shareholder of Kaiser Ventures Inc., a Delaware corporation, and its subsidiaries (collectively, the "Company"); and

     WHEREAS, Coleridge has investment authority and has fiduciary duty with respect to the shares of the Company owned by VEBA; and

     WHEREAS, PAI has investment authority and has fiduciary duty with respect to the shares of the Company owned by the PBGC; and

     WHEREAS, together the parties hereto have investment authority over a controlling share of the stock in the Company; and

     WHEREAS, appropriate documents have been filed with the Securities Exchange Commission in order to permit the parties hereto to meet and discuss Company issues; and

     WHEREAS, the parties hereto desire to participate in such process and be bound by the terms of the commitment to pursue strategies jointly with each other; and

     WHEREAS, by virtue of this Cooperation Agreement neither Coleridge nor VEBA shall be deemed to be a fiduciary of either PAl or PBGC, and neither PAI nor PBGC shall be deemed to be a fiduciary of Coleridge or VEBA for any purpose; and

     WHEREAS, this Cooperation Agreement shall not affect the fiduciary duties owed by Coleridge to VEBA or by PAI to PBGC; and

     WHEREAS, the parties desire to set forth their agreement with respect to cooperation, as set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. SHARING OF INFORMATION. The parties hereto have met and will continue to meet to discuss certain matters relating to the Company. Such discussion topics include, but are not limited to:
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     a)   historic evaluations of Company performance;
     b)   potential opportunities and/or prospects for the Company;
     c) review of strategies advanced by the Company and the effects of those strategies on shareholders; analysis of shareholder interests and needs; and
     d)   specific strategies described in Section 2.

     Section 2. STRATEGIES. The parties hereto have negotiated in good faith and will, in accordance with Section 3 below, pursue a variety of actions which may, but shall not be limited to, be one or more of the following strategies:

     a) the adoption of Company policies through the parties' position on the Company's Board of Directors to:

          1. require greater Board involvement in negotiations concerning any material assets owned by the Company;
          2.   examine the feasibility of distributing the Penske stock;
          3.   distribute or securitize the water company rights;
          4. pursue the full development and operation of the Eagle Mountain landfill project so as to maximize shareholder value; and/or
          5.   sell or merge the Company; or

     b)   joint sale of Company stock.

     Section 3. COMMITMENT TO STRATEGY. The parties hereto commit to pursue in good faith one or more of the strategies described in Section 2. Once the parties have reached mutual agreement on the terms of any such action, such agreement will bind each party to the outcome or set of outcomes described above.

     Section 4. OTHER STRATEGIES. To the extent either party hereto is presented with a strategy not contemplated by this Agreement, such party shall fully disclose such additional strategy to the other party. The parties hereto agree that each will be given an opportunity to participate on a pro rata basis (based on number of shares owned) in any such additional strategy. If either party declines any such strategy, the other party may participate without restriction.

     Section 5. COMPANY MANAGEMENT. The parties hereto intend to work with the Board of Directors and officers of the Company to develop the strategies described herein. Nothing contained in this Cooperation Agreement shall be construed as implementing a change in control of the Company.

     Section 6. CONFIDENTIALITY. All information received by either party pursuant to this Cooperation Agreement shall be strictly confidential and shall not be disclosed to any third party without the prior written consent of the parties hereto. This confidentiality covenant shall survive this Cooperation Agreement.

     Section 7. SEVERABILITY. If any provision of this Agreement or any said provision shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining effect, and the provision or portion thereof effected by such holding shall be modified, if possible, so that it is enforceable to the maximum extent permissible.
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     Section 8.  GOVERNING LAW AND FORUM.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     Section 9. TERM OF AGREEMENT/MUTUAL DISSOLUTION. This Agreement will terminate without further action on October 1, 2000 and may be terminated at any time prior thereto with the consent of both parties.

     Section 10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof and may not be modified except by written consent of each party.

     Section 11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused in this Agreement to be executed by their duly authorized representative as of the date first written above.

                              PACHOLDER ASSOCIATES, INC.



                              By   /s/ Thomas M. Barnhart II
                                   -------------------------
                              Name   Thomas M. Barnhart II
                                     ---------------------
                              Title  Senior VP/Associate General Counsel
                                     -----------------------------------


                              THE COLERIDGE GROUP



                              By  /s/ Gary E. Gibbons
                                  -------------------
                              Name  Gary E. Gibbons
                                    ---------------
                              Title  Its Sole Proprietor
                                     -------------------